Exhibit 99

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

First Quarter Results

Revenues up 13.9%

Operating Income Increased by 13.3%

Financial and Operational Highlights

($ million except EPS. Fully diluted shares in millions)
First Quarter Ended	04/01/2007	04/02/2006	% Change
Revenue	$424.6	$372.8	13.9%
Operating Income	$94.2	$83.1	13.3%
Effective Tax Rate	34.6%	14.8%	n/a
Net Income	$59.3	$63.6	-6.8%
EPS	$0.31	$0.39	-20.5%

Fully Diluted Shares	190.6	161.8	17.8%

Same Store Sales	04/01/2007	04/02/2006
Tim Hortons Canada	6.3%	8.7%
Tim Hortons U.S.	4.0%	9.8%

As of April 1, 2007, 99% of the Company’s stores in Canada—and 84% of the stores in the U.S.—were franchised.

•	Same-store sales grew 6.3% and 4.0% in Canada and the U.S., respectively
•	21 new restaurants opened in the first quarter of 2007
•	Revenue up 13.9%, operating income up 13.3%
•	Company declares fourth consecutive $0.07 quarterly dividend
•	$45.0 million spent to repurchase 1.26 million shares in the first quarter of 2007

OAKVILLE, ONTARIO, May 3, 2007—Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced its results for the first quarter ended April 1, 2007.

Total revenues were $424.6 million in the first quarter, up 13.9% compared to $372.8 million in the first quarter of 2006. First quarter same-store sales increased 6.3% in Canada (8.7% in Q1 2006) and increased 4.0% in the U.S. (9.8% in Q1 2006). Tim Hortons® opened a total of 21 restaurants in the quarter compared to 27 restaurants in the first quarter last year. Systemwide sales growth(1), which includes both franchised and Company-operated restaurants, was 10.4%.

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During the quarter, the company launched its annual Roll Up the Rim to Win contest. As of April 30, 2007, millions of food prizes were awarded to customers in Canada and the U.S. as well as grand prizes including 24 Toyota Camry Hybrids, 83 Panasonic plasma televisions, 386 cash prizes of $1,000 and 5,584 Apple iPod Nano Digital Music Players.

Other featured promotions during the quarter were Yogurt and Berries, the Breakfast Sandwich, Cherry Cake Ring donut, Mini Cinnamon Rolls and a Cinnamon Roll Hot Smoothie in both Canada and the U.S. Flavoured coffee with a bagel was also marketed in the U.S.

“Tim Hortons continued to deliver steady revenue growth and operating income growth in the first quarter,” said Chairman and Chief Executive Officer Paul House. “In Canada, our same store sales increased 6.3%, which was above our long-term expectations. In the U.S. market, which represents approximately 10% of our stores, same store sales growth of 4% in the first quarter was below our long term target. We believe this is a result of a milder winter last year compared to this year and heavier competition, as well as the number of new stores opened late in 2006. We remain optimistic we can achieve our previously-announced targets for 2007.”

Operating income in the first quarter was $94.2 million compared to $83.1 million for the same period in 2006. The $11.1 million year-over-year improvement in operating income was primarily due to:

-	Higher year-over-year revenue due to system wide sales growth;

-	An increase in franchise sales due to a higher number of resales in the first quarter of 2007 compared to the first quarter of 2006.

-	Continued expansion of three-channel delivery in Ontario through our Guelph distribution centre;

-	Higher equity income primarily from a non-cash tax benefit at one of our joint ventures, as well as a moderate gain in operating income at our two key joint ventures. The Company does not expect its investment to realize tax benefits of a similar nature in subsequent periods; and

Our operating gains were offset in part by:

-	U.S. operating segment loss of $4.1 million compared to a profit of $0.4 million in the first quarter of 2006 due to the following factors: increased relief given to franchisees, in part due to the number of new store openings late in 2006; higher general and administrative expenses; lower profit in the Company’s coffee roasting operations; higher corporate store losses; and lower franchise fee revenues; and

-	Lower other income in the first quarter of 2007 of $1.5 million, primarily driven by foreign exchange gains recognized in the first quarter of 2006 that did not recur.

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Net interest expense in the first quarter of 2007 was $3.6 million compared to $8.5 million in the same period last year. The lower net interest expense in 2007 was mainly the result of the repayment of a $1.1 billion note owing to Wendy’s in early 2006. Proceeds from the Company’s IPO in March, 2006, together with proceeds from its debt issuance in February, 2006, were used to repay the Wendy’s note.

First quarter net income was $59.3 million compared to $63.6 million last year. Reported diluted earnings per share (EPS) were $0.31 compared to $0.39 in the first quarter of 2006. Factors primarily contributing to reductions in net income and EPS for the quarter were:

-	The effective tax rate in the first quarter of 2007 was 34.6% compared to 14.8% in 2006. The low 2006 rate reflected certain benefits that did not recur in 2007. The effective tax rate in the first quarter of 2007 reflects the implementation of FASB No. 48, Accounting for Uncertainty in Income Taxes, which was the primary reason the effective tax rate was approximately 0.6% over management’s previously announced expectations of 34%; and

-	diluted weighted average shares outstanding in the first quarter in 2007 of 190.6 million compared to 161.8 million in the same period last year. The 17.8% higher share count was as a result of the Company’s IPO in March, 2006.

During the first quarter, the Guelph distribution facility continued to expand its operations with over 700 stores on three-channel delivery as at April 1, 2007. Three-channel delivery includes dry, refrigerated and frozen product all on the same truck. The increase in revenues associated with the additional stores drove a positive operating income contribution versus the first quarter of 2006. As previously announced, the Company expects to complete full implementation of the facility by late 2007. Once fully operational, this distribution centre will service approximately 85% of our Ontario stores for three-channel delivery.

Share repurchase program in the first quarter

In the first quarter, the Company purchased 1.26 million shares at an average cost of $35.86 for total cost of $45.0 million. The company has now completed $110 million of the previously announced $200 million share repurchase program.

Board declares quarterly dividend

The Board of Directors has approved a $0.07 quarterly dividend. The dividend is payable on May 30, to shareholders of record as of May 14. The payment of future dividends remains subject to the discretion of the Company’s Board of Directors.

Tim Hortons dividend is paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e. through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on May 22 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on May 30.

Shan Atkins added to the Board of Directors

On March 6, 2007, the Board appointed Ms. M. Shan Atkins to the Board. Ms. Atkins has been a managing director of Chetrum Capital LLC, a private investment firm, since 2001. Prior to her current position, Ms. Atkins held various positions with Sears Roebuck & Co., and Bain & Company, Inc. Ms. Atkins serves as a director of The Pep Boys—Manny, Moe & Jack, Spartan Stores Inc., and Shoppers Drug Mart Corporation.

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Tim Hortons to host conference call at 4:30 p.m. today, May 3

Tim Hortons will host a conference call beginning at 4:30 p.m. (Eastern) today. Investors and the public may listen to the conference call in either one of the following ways:

•

Phone: The dial-in number is (416) 641-6675. No access code is required. A replay of the call will be available until midnight, May 10 and can be accessed at (416) 626-4100. The reservation number for the replay call is 21315855.

•	Simultaneous Web Cast: Available at www.timhortons.com. The call will also be archived at that site.

Tim Hortons Annual Shareholders’ Meeting

Tim Hortons will hold its Annual Shareholders’ Meeting on Friday, May 4, 2007, at 10:00 a.m., (Eastern) at Theatre Aquarius, 190 King William Street, Hamilton, Ontario, Canada. A live web cast of the event will also be available at www.timhortons.com.

(1) Systemwide Sales Growth

Total systemwide sales growth includes restaurant level sales at both Company and franchise restaurants. Approximately 97% of our system is franchised as at April 1, 2007. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the first quarter of 2007, systemwide sales growth was 10.4% over the first quarter of 2006. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same store sales and changes in the number of restaurants.

Tim Hortons Inc. Overview

Tim Hortons is Canada’s largest quick service restaurant chain. Founded in 1964 as a coffee and donut shop, Tim Hortons has evolved to meet consumer tastes, with a menu that now includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of April 1, 2007, Tim Hortons system-wide restaurants numbered 2,724 in Canada and 340 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Paul Carpino: (905) 339-6186 or carpino_paul@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

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TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

	(Unaudited)
	First Quarter Ended
	April 1, 2007	April 2, 2006	$ Change	% Change
REVENUES
Sales	$278,350	$242,651	$35,699	14.7%
Franchise revenues
Rents and royalties	127,240	115,524	11,716	10.1%
Franchise fees	19,018	14,583	4,435	30.4%

	146,258	130,107	16,151	12.4%

TOTAL REVENUES	424,608	372,758	51,850	13.9%

COSTS AND EXPENSES
Cost of sales	247,404	213,912	33,492	15.7%
Operating expenses	47,176	42,995	4,181	9.7%
Franchise fee costs	16,403	13,917	2,486	17.9%
General & administrative expenses	28,750	28,286	464	1.6%
Equity (income)	(9,777)	(8,453)	(1,324)	15.7%
Other (income) expense, net	447	(1,010)	1,457	N/M

TOTAL COSTS & EXPENSES, NET	330,403	289,647	40,756	14.1%

OPERATING INCOME	94,205	83,111	11,094	13.3%
Interest (expense)	(5,621)	(4,116)	(1,505)	36.6%
Interest income	1,996	2,429	(433)	(17.8%)
Affiliated interest (expense), net	—	(6,789)	6,789	N/M

INCOME BEFORE INCOME TAXES	90,580	74,635	15,945	21.4%
INCOME TAXES	31,319	11,045	20,274	183.6%

NET INCOME	$59,261	$63,590	($4,329)	(6.8%)

Basic earnings per share of common stock	$0.31	$0.39	($0.08)	(20.5%)

Diluted earnings per share of common stock	$0.31	$0.39	($0.08)	(20.5%)

Basic shares of common stock (in thousands)	190,383	161,785	28,598	17.7%

Diluted shares of common stock (in thousands)	190,563	161,785	28,778	17.8%

Dividend per share of common stock (post initial public offering)	$0.07	$0.00	$0.07

N/M—not meaningful

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	April 1, 2007	Dec 31, 2006
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$82,921	$176,083
Accounts receivable, net	114,151	110,403
Notes receivable, net	13,057	14,248
Deferred income taxes	10,524	6,759
Inventories and other, net	62,024	53,888
Advertising fund restricted assets	21,760	25,513

	304,437	386,894
Property and equipment, net	1,167,984	1,164,536
Notes receivable, net	15,444	16,504
Deferred income taxes	22,543	23,579
Intangible assets, net	3,549	3,683
Equity investments	140,149	139,671
Other assets	10,243	10,120

	$1,664,349	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	April 1, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$89,115	$115,570
Accrued expenses:
Salaries and wages	6,980	18,927
Taxes	16,413	27,103
Other	42,965	66,262
Deferred income taxes	119	—
Advertising fund restricted liabilities	38,362	41,809
Current portion of long-term obligations	5,500	5,518

	199,454	275,189

Long-term obligations
Term debt	325,523	325,590
Advertising fund restricted debt	21,139	23,337
Capital leases	44,743	44,774

	391,405	393,701

Deferred income taxes	13,785	17,879
Other long-term liabilities	51,300	39,814

Stockholders’ equity
Common stock, (US$0.001 par value per share),
Authorized: 1,000,000,000 shares,
Issued: 193,302,977 shares	289	289
Capital in excess of par value	919,040	918,043
Treasury stock, at cost: 3,185,544 and 1,930,244 shares, respectively	(109,974)	(64,971)
Common stock held in trust, at cost: 283,722 and 266,295 shares, respectively	(9,811)	(9,171)
Retained earnings	288,195	248,980
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	(79,334)	(74,766)

	1,008,405	1,018,404

	$1,664,349	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	First Quarter Ended
	April 1, 2007	% of Total	April 2, 2006	% of Total
REVENUES
Canada	$388,212	91.4%	$339,340	91.0%
U.S.	36,396	8.6%	33,418	9.0%

Total Revenues	$424,608	100.0%	$372,758	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$106,684	104.0%	$91,910	99.6%
U.S.	(4,118)	(4.0%)	393	0.4%

Reportable Segment Operating Income	102,566	100.0%	92,303	100.0%

Corporate Charges	(8,361)		(9,192)

Consolidated Operating Income	94,205		83,111

Interest, net	(3,625)		(8,476)
Income taxes	(31,319)		(11,045)

Net Income	$59,261		$63,590

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of April 1, 2007	As of December 31, 2006	Increase/ (Decrease) From Prior Quarter	As of April 2, 2006	Increase/ (Decrease) From Prior Year
Tim Hortons
U.S.
Company	55	61	(6)	63	(8)
Franchise	285	275	10	229	56

	340	336	4	292	48
% Franchised	83.8%	81.8%		78.4%

Canada
Company	35	34	1	35	0
Franchise	2,689	2,677	12	2,576	113

	2,724	2,711	13	2,611	113
% Franchised	98.7%	98.7%		98.7%

Total Tim Hortons
Company	90	95	(5)	98	(8)
Franchise	2,974	2,952	22	2,805	169

	3,064	3,047	17	2,903	161

% Franchised	97.1%	96.9%		96.6%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes fees for various costs and expenses related to establishing a franchisee’s business and include the sales revenue from initial equipment packages.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. It also includes food, paper and labour costs for company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, information technology systems and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closures, currency adjustments, real estate sales and other asset write-offs.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations, and objectives of management, is forward-looking. The following factors, in addition to other factors set forth in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 9, 2007 and in other press releases, communications, or filings made with the SEC or the Ontario Securities Commission, and other possible factors not previously identified, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health, or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the Company’s goodwill in particular, litigation relating to food quality, handling, or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, disruptions to supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire restaurants from, and sell restaurants to franchisees, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Factors Affecting Growth. There can be no assurance that the Company or its franchisees will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The opening and ongoing success of the Company’s and its franchisees’ restaurants depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants, factors affecting construction costs generally, and the generation of sufficient cash flow by the Company to pay ongoing construction costs. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that differ from the Company’s existing markets, and there may be a lack of brand awareness in such markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage the Company’s relationship with franchisees: higher transportation costs, shortages or changes in the cost or availability of qualified workforce and other labour issues, equipment failures, disruptions in supply chain, price fluctuations, climate conditions, industry demand, changes in international commodity markets (especially for coffee, which is highly volatile in terms of price and supply), and the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company receives for supplies sold to U.S. franchisees.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The profitability of the Maidstone Bakeries joint venture, which manufactures and distributes par-baked products for the Company’s and its franchisees’ restaurants, could be affected by a number of factors, including many of the factors set forth in this cautionary statement. Additionally, there can be no assurance that both the Company and its joint venture partner will continue with the joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws affecting its and its franchisees’ businesses. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to zoning, land use (including drive thrus), environmental, traffic, franchise, design and operational requirements, and other regulations. Additional governmental laws and regulation affecting the Company and its franchisees include: licensing; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements); tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes, or franchise requirements, may adversely affect financial results.

Foreign Exchange Fluctuations. The majority of the Company’s business is conducted in Canada. If the U.S. dollar falls in value relative to the Canadian dollar, then U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Exchange rate fluctuations may also cause the price of goods to increase or decrease for the Company and its franchisees. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of our Company’s common stock and any dividends the Company pays.

The Company’s Relationship with Wendy’s. The separation agreements with Wendy’s may limit the Company’s ability to affect future financings, acquisitions, dispositions, the issuance of additional securities and certain debt instruments, and to take certain other actions.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures which are subject to many of the same risks affecting new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of the Company’s arrangements with Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Debt Obligations. The Company’s significant debt obligations could have adverse consequences, including increasing the Company’s vulnerability to adverse economic, regulatory, and industry conditions, limiting the Company’s ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry; limiting the Company’s ability to borrow additional funds, and requiring the Company to dedicate significant cash flow from operations to payments on debt (and there can be no assurance that the Company’s cash flow will be sufficient to service its debt), thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes. In addition, the Company’s credit facilities include restrictive covenants that limit its flexibility to respond to future events and take advantage of contemplated strategic initiatives.

Other Factors Affecting the Company. The following factors could also cause actual results to differ from expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; and inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others; operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; new and significant legal, accounting, and other expenses to comply with public-company corporate governance and financial reporting requirements; failure to implement or ineffective maintenance of securities compliance, internal control processes, or corporate governance; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and, potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date thereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events, or other circumstances have made them incorrect or misleading.